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                                                                   EXHIBIT 10.16


                 CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
                 ---------------------------------------------

     This Confidential Separation Agreement and Release ("Agreement") is entered into effective November 25, 1998 ("Effective Date") between Interwoven, Inc. ("Interwoven") a California corporation, and John Chang ("Mr. Chang"), (jointly referred to as the "Parties").

                                   RECITALS
                                   --------

     WHEREAS, Mr. Chang has been employed by Interwoven as Vice President of Marketing;

     WHEREAS, Mr. Chang and Interwoven desire to discontinue the employment relationship between them on the terms and subject to the conditions described in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the Parties agree as follows:

                                     TERMS
                                     -----

     1.   Separation Date.  Mr. Chang's employment with Interwoven is terminated
          ---------------
effective January 1, 1999 (the "Separation Date"). Mr. Chang agrees and understands that effective as of the Separation Date or such earlier date as Interwoven may hereafter advise, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of Interwoven.

     2.   Transition Period.  During the period through January 1, 1999 (the
          -----------------
"Transition Period"), Mr. Chang shall continue to report directly to Mr. Martin Brauns, the President and Chief Executive Officer of Interwoven, and have such duties and responsibilities as determined by Mr. Brauns, provided, however, that if Interwoven employs a successor Vice President of Marketing prior to the Separation Date, Mr. Chang will thereupon report directly to such successor. During the Transition Period, Mr. Chang's salary will continue to be $11,500.00 per month (less applicable deductions and withholdings) payable in accordance with the Company's customary payroll practices. From and after the Effective Date and through March 31, 1999, Mr. Chang may seek and commence new employment provided that any such employer or prospective employer does not compete with Interwoven; after March 31, 1999 Mr. Chang is free to seek employment with any company.

     3.   Separation Period.  For a period of three months after the Separation
          -----------------
Date, through and including March 31, 1999 (the "Separation Period"), Mr. Chang will continue to make himself available at mutually agreeable times and location(s) to aid Interwoven and its succeeding Vice President of Marketing in their transition. As consideration for his agreement to perform services as a part-time employee, Interwoven agrees to pay Mr. Chang $11,500.00 for each of the three full calendar months in the Separation Period, to be paid (less regular payroll deductions and applicable withholdings) on Interwoven's normal payroll dates.

     4.   Bonus.  As an officer of the Company, Mr. Chang may be eligible to
          -----
participate in Interwoven's executive bonus program for fiscal year 1998. Mr. Chang and Interwoven understand and agree that the decision as to whether a bonus for fiscal year 1998 will be paid to Mr. Chang and, if so, the amount of such bonus, will be determined as follows: If Interwoven's 1998 (calendar year) revenues equal or exceed Four Million Dollars, then it will be recommended to Interwoven's Board of Directors that Mr. Chang receive a bonus of $55,000; in addition, if Mr. Chang achieves the expense management MBO set forth in that May 11, 1998 "Bonus Program for John Chang", it will be recommended to the Board of Directors that Mr. Chang receive a bonus of $9,167. Interwoven agrees that its Board of Directors shall consider and act upon each such recommendation in good faith. Mr. Chang will not be eligible to participate in Interwoven's executive bonus program for periods after fiscal year 1998.

     5.   Employee Benefits.  Mr. Chang's participation in any employee benefit
          -----------------
plans that are sponsored by Interwoven, including but not limited to medical, dental and disability insurance benefits, will continue during the Transition Period and, to the extent his participation in such plans is permitted pursuant to the terms and conditions of such plans, during the Separation Period. If, following the Separation Date, Mr. Chang is no longer eligible to participate in Interwoven's health insurance programs as an active employee of Interwoven, he, his spouse and any dependents covered by such health insurance programs, will be eligible for continued coverage as provided in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Interwoven will provide Mr. Chang, his spouse and any dependents covered by such health insurance programs, COBRA coverage at its expense for the Separation Period, and for such additional period thereafter at Mr. Chang's expense as authorized by COBRA, provided that Mr. Chang timely completes the requisite forms to obtain such continued coverage. No vacation benefits will accrue during the Separation Period.

     6.   Vesting of Shares.  Mr. Chang currently holds options (the "Options")
          -----------------
to purchase a total of 250,000 shares of Interwoven Common Stock (the "Options Shares"). The Options will continue to vest during the Transition Period and the Separation Period as if Mr. Chang were a full and active employee, and may be exercised by Mr. Chang at any time until ninety (90) days following the end of the Separation Period. Mr. Chang may, at any time during the ninety day period, exercise the Options as to all shares that have vested on or before March 31, 1999. Up to and during the ninety day period, Mr. Chang shall have the same rights as an executive of the Company to benefit from any accelerated vesting of his shares as described in the "Incentive Stock Option Agreement" and "1996 Stock Option Plan." The accelerated vesting is described in "Exhibit 7 of the Incentive Stock Option Agreement," attached to this Agreement as Exhibit "A." Exhibit "B" to this Agreement sets forth the number of Option Shares that are currently Unvested Shares under each Option and the rate at which Unvested Shares become Vested Shares under each Option. Mr. Chang acknowledges that all other options and commitments regarding stock options will terminate on the Effective Date.

     7.   Acknowledgment of Payment of Wages. On the Separation Date, Interwoven
          ----------------------------------
will deliver to Mr. Chang a final paycheck for all accrued wages, salary, reimbursable expenses, and accrued but unused vacation due and owing to him from Interwoven as of the Separation Date. As of the date hereof, Mr. Chang has accrued but unused vacation of 127.30 hours.

     8.   Representation by Counsel.  Each of the Parties hereto acknowledges
          -------------------------
that they have been represented by counsel of their choice and that this Agreement has been executed with the consent and on the advice of such legal counsel. Both parties further acknowledge that they and their counsel have had adequate opportunity to make whatever investigation or inquiry deemed necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the acceptance of the consideration specified herein.

     9.   Proprietary Information.  Mr. Chang hereby acknowledges that he is
          -----------------------
bound by the Interwoven Employee Confidential Information and Inventions Agreement (the "Employee Agreement"), a copy of which is attached hereto. Mr. Chang further agrees that on the Separation Date he will deliver to Interwoven all documents and data of any nature containing or pertaining to such Proprietary Information and that he will not take with him any such documents or data or any reproduction thereof. However, this paragraph 9 shall in no way interfere with Mr. Chang's ability to disclose such confidential and/or proprietary information, as may be required or reasonably necessary in response to a validly issued subpoena or pursuant to court order, or in connection with a legal defense or to cooperate with governmental agencies in any investigation or inquiry involving such confidential or Proprietary Information. Mr. Chang shall promptly provide Interwoven with advance notice of any subpoena, discovery request or court order which purports to require disclosure of confidential and/or proprietary information.

     10.  Confidentiality.  This Agreement is intended to be strictly
          ---------------
confidential. The Parties hereby agree not to communicate the content, terms, and conditions of this Agreement to any person or entity other than to enforce the terms hereof, to bona fide investors in connection with prospective investments in, or acquisitions of, the Company, and as required by law. The provisions of this Section 10 shall not prohibit communications made to the spouse of Mr. Chang, shareholders, directors, partners, employees, attorneys, accountants, insurers, or tax or financial advisers of a Party provided that those communications are reasonably necessary to the execution and performance of this Agreement or for such other purpose as may be required by law, and the shareholder, director, partner, employee, attorney, accountant, insurer, or tax or financial adviser is duly informed of the confidentiality requirement.

     11.  Release.  The payments and agreements set forth in this Agreement are
          -------
in full satisfaction of any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits, stock options, stock rights or other compensation to which Mr. Chang may be entitled by virtue of his employment with Interwoven or the termination of his employment with Interwoven. Mr. Chang, on behalf of himself, his representatives, heirs, executors, attorneys and agents, and each of the foregoing, hereby forever releases and discharges Interwoven and its representatives, heirs, executors, attorneys, agents, officers, shareholders, directors, employees, partners, parent corporations, subsidiaries, affiliates, divisions, successors and assigns, and each of the foregoing, from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys' fees, which Mr. Chang may have against Interwoven or any of its officers, employees, or agents at the time of the execution of this Agreement, known or unknown, arising out of, or in connection with, or relating directly or indirectly to Mr. Chang's employment with Interwoven or the termination of Mr. Chang's employment with Interwoven. In addition, Interwoven, on behalf of itself, its representatives, heirs, executors, attorneys, agents, officers, shareholders, directors, employees, partners, parent corporations, subsidiaries, affiliates, divisions, successors and assigns, and each of the foregoing hereby forever releases and discharges from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys' fees, which Interwoven may have against Mr. Chang, his spouse, his representatives, heirs, executors, attorneys and agents and each of the foregoing, at the time of the execution of this Agreement, known or unknown, arising out of, or in connection with, or relating directly or indirectly to Mr. Chang's employment with Interwoven or the termination of Mr. Chang's employment with Interwoven (hereinafter, the matters released by Chang and by Interwoven in this paragraph 11 are collectively referred to as the "Released Matters").

     EACH OF THE PARTIES ACKNOWLEDGES THAT THIS RELEASE EXTENDS TO CLAIMS WHICH A PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR ITS FAVOR, WHICH IF KNOWN BY SUCH PARTY WOULD HAVE MATERIALLY AFFECTED HIS OR ITS DECISION TO ENTER INTO THIS RELEASE. EACH PARTY ACKNOWLEDGES THAT IT IS FAMILIAR WITH SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
          THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN
          HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE
          WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY
          AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     EACH PARTY EXPRESSLY WAIVES AND RELINQUISHES ANY RIGHT OR BENEFIT WHICH HE OR IT HAS OR MAY HAVE UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, OR ANY OTHER STATUTE OR LEGAL PRINCIPLE WITH SIMILAR EFFECT.

     In connection with such waiver and relinquishment, each Party acknowledges that it is aware that, after executing this Agreement, it or its attorneys or agents may discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, this Agreement, or the parties thereto, but that it is its intention hereby fully, finally and forever to settle and release all of the claims, matters, disputes and differences known or unknown, suspected, or unsuspected, which now exist, or heretofore may have existed against each other in connection with the Released Matters. In furtherance of this intention, the release herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claim or fact.

     12.  Transition Period Release.  On the Separation Date, Mr. Chang will
          -------------------------
sign and deliver to the Company a Transition Period Release Certificate, in the form attached to this Agreement as Exhibit "C." Mr. Chang's execution and delivery of this Certificate is a condition precedent to the Company's obligations under paragraphs 3, 4, 5, 6 and 13.

     13.  Email; Telephone; Voice-Mail; Computer.
          --------------------------------------

          (a) Interwoven agrees to continue and maintain Mr. Chang's Interwoven e-mail address throughout the term of the Transition Period and the Separation Period, provided that Mr. Chang promptly redirects to Interwoven all e-mails received that are related to Interwoven business. All such e-mails relating to Interwoven business shall be Proprietary Information subject to the Employee Agreement.

          (b) Interwoven agrees to maintain Mr. Chang's voice-mail address at Interwoven through the Transition Period and the Separation Period, and thereafter shall provide to inquirers a telephone number, as supplied in writing by Mr. Chang, to which calls may be placed to him.

          (c) Mr. Chang shall be entitled to continue to use, throughout the term of the Transition Period and the Separation Period, that notebook computer (Serial No. 78-A3522) provided to him by Interwoven. Mr. Chang agrees to return such computer promptly after the Separation Period.

     14.  Successors and Assigns.  The provisions of this Agreement and the
          ----------------------
Release contained herein shall extend and inure to the benefit of and be binding upon, in addition to the Parties hereto, just as if they had executed this Agreement, the respective legal heirs and assigns of each of the Parties hereto and their spouses, descendants, ancestors, dependents, heirs, executors, administrators, directors, officers, partners, attorneys, agents, servants, employees, representative, affiliates, parents, subsidiaries, shareholders, predecessors, successors and assigns and each of the foregoing.

     15.  Representations as to Authority.  Each of the Parties hereto
          -------------------------------
represents and warrants it has the sole right and exclusive authority to execute this Agreement and that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, or any portion of or interest in any claim or demand, relating to any matter covered by this Agreement.

     16.  Legal and Equitable Remedies.  Both Parties agree that each Party
          ----------------------------
shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that party may have at law or in equity for breach of this Agreement.

     17.  Attorneys' Fees.  If any action at law or in equity is brought to
          ---------------
enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

     18.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between Mr. Chang and Interwoven with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Mr. Chang acknowledges that neither Interwoven nor its agents or attorneys, have made any promise, representation or warranty whatsoever, whether written or oral, which is not contained in this Agreement, for the purposes of inducing Mr. Chang to execute the Agreement, and Mr. Chang acknowledges that he has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

     19.  Modification.  It is expressly agreed that this Agreement may not be
          ------------
altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the parties hereto.

     20.  Severability.  If any provision of this Agreement is held to be void,
          ------------
voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect, except that if Mr. Chang's release of claims set forth in Paragraph 11 above is deemed void, voidable, unlawful, or unenforceable as a direct result of any legal action brought by Mr. Chang, then Interwoven, at its sole option, will be relieved of any remaining obligation under this Agreement and is entitled to recover any payments made to Mr. Chang under this Agreement for the Separation Period only and to repurchase at cost all of the Option Shares that were Unvested Shares as of the date of the Separation Date.

     21.  Interpretation.  This Agreement is made, and will be construed, under
          --------------
California law.

     IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date and year set forth below.

Dated:  11/25, 1998                  JOHN CHANG
       ------
                                     By:  /s/ John Chang
                                         ------------------------------
                                           John Chang

Dated:  11/20, 1998                  INTERWOVEN, INC.
       ------
                                     By:  /s/ Martin Brauns
                                         ------------------------------
                                           Martin Brauns,
                                           President and Chief
                                           Executive Officer

   INSERT EXHIBIT A:  "Exhibit 7 of the Incentive Stock Option Agreement"

                                   EXHIBIT B



Option           Number of           Vested as of          Exercise
Grant          Option Shares            1/1/99              Price
-----          -------------            ------              -----

2/10/97        180,000 shares       82,500 shares         $0.06/share

3/9/98          70,000 shares            0 shares         $0.12/share


Option           Number of           Vested as of          Exercise
Grant          Option Shares            3/31/99             Price
-----          -------------            -------             -----

2/10/97        180,000 shares       93,750 shares         $0.06/share

3/9/98          70,000 shares       17,500 shares         $0.12/share

                                   EXHIBIT C

                     TRANSITION PERIOD RELEASE CERTIFICATE

     As an inducement to, and condition precedent to Interwoven's performance of its obligation during the Separation Period under that Confidential Separation Agreement and Release ("Agreement"), Mr. Chang hereby agrees and warrants as follows:

     a. I have not filed any charge, complaint or legal action in any court, before any administrative agency, or in or before any other forum, against or naming Interwoven as a party.

     b. On behalf of myself, my representatives, heirs, executors, attorneys and agents, and each of the foregoing, I hereby forever release and discharge Interwoven and its representatives, heirs, executors, attorneys, agents, officers, shareholders, directors, employees, partners, parent corporations, subsidiaries, affiliates, divisions, successors and assigns, and each of the foregoing, from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys' fees, which I may have against Interwoven or any of its officers, employees, or agents at the time of the execution of this Certificate, known or unknown, arising out of, or in connection with, or relating directly or indirectly to my employment with Interwoven or the termination of my employment with Interwoven, as et forth in detail in Paragraph 11 of the attached Agreement.

     c. In the event of a breach of this Certificate, Interwoven may, at its option, have the benefit of and obtain specific performance of the release and the obligations set forth in the attached Agreement, or obtain a refund of any amounts paid or to be paid by Interwoven under the Agreement, and in addition recover any actual damages suffered by Interwoven, including any attorneys' fees and other expenses incurred in connection therewith.

Dated:  12/30, 1998                     JOHN CHANG
       ------
                                        By:  /s/ John Chang
                                           ----------------------------
                                               John Chang